EXHIBIT 99.1

Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
908-470-2800, ext. 5102
jgandolfo@bioject.com

John Baldissera
BPC Financial Marketing
800-368-1217

BIOJECT ANNOUNCES CONVERTIBLE DEBT FINANCING

Company to Restructure Operations

BEDMINSTER, NJ, March 8, 2006 – Bioject Medical Technologies Inc. (Nasdaq:BJCT), a leading developer of needle-free drug delivery systems, today announced that it has entered into agreements with respect to $4.5 million financing with private equity funds managed by Sanders Morris Harris (“SMH”) and into a non-binding term sheet for a $1.25 million debt financing with Partners For Growth (“PFG”).  Total gross proceeds from the financings are anticipated to be $5.75 million, contingent upon shareholder approval.

Under the terms of the agreements with SMH, the Company received initial bridge loan funding of $1.5 million in the form of convertible notes from SMH. The convertible notes bear interest at 10% per annum and become due on April 1, 2007 and are secured by a second lien on all of the assets of Bioject and its subsidiary. The proceeds from the sale of the convertible notes will be used as working capital to fund operations until the anticipated closing of the Series E Preferred Stock financing.

At the annual shareholder meeting, which is expected to be held within 75 days, the shareholders will be asked to approve the issuance to the SMH funds of approximately $4.5 million of Series E Preferred Stock. If shareholder approval is received, which is required under Nasdaq rules, and subject to customary and other closing conditions, the principal balance of the convertible notes of $1.5 million, plus accrued interest, will be automatically converted into shares of Series E Preferred Stock at a price of $1.37 per share. Each share of Series E Preferred Stock will be convertible into one share of Bioject common stock.

If shareholder approval is received, the SMH funds will also purchase, subject to customary and other closing conditions, an additional $3.0 million of Series E Preferred Stock for $1.37 per share at that time. The Series E preferred stock will include an 8% annual payment-in-kind dividend for 24 months following the closing of the Series E Preferred Stock sale. As part of the convertible notes financing, Bioject issued to the SMH funds warrants to purchase an aggregate of 656,934 shares of Bioject common stock at $1.37 per share. These warrants expire in September of 2010.

In connection with this transaction, Jerald S. Cobbs, Managing Director, Sanders Morris Harris, Inc. and Partner of LOF Partners, LLC, was appointed to the Company’s Board of Directors. He will serve as chairman of the nominating committee and as a member of the compensation committee.

In addition, Bioject entered into a non-binding term sheet with PFG for a $1.25 million convertible debt financing. The conversion feature of this debt is subject to shareholder approval at the above-referenced shareholder meeting. Under the terms of that agreement, Bioject would receive $1.25 million and issue PFG a convertible note, which would be due on the earlier of 60 months following issuance or on demand by PFG if the shareholders do not approve the issuance of the common stock pursuant to the conversion feature of the debt. The note would bear interest at the Prime Rate and is convertible by PFG at any time following shareholder approval into Bioject common stock at $1.37 per share. In addition, if Bioject’s common stock trades at a price of $4.11 or higher for 20 consecutive trading days,

Bioject can require PFG to convert that debt into common stock, subject to certain limitations on trading volume. The parties anticipate closing this transaction within the next three weeks.

The Company also announced that it will restructure its corporate organization and close its New Jersey administrative office, and will reduce operations headcount and research and development costs at its Portland, Oregon facility.  In connection with the restructuring, Jim O’Shea, Bioject’s President and Chief Executive Officer, will be based out of Bioject’s Portland, Oregon location. John Gandolfo, the Company’s Chief Financial Officer, will depart the Company on May 3, 2006. Chris Farrell, Bioject’s current Vice President of Administration and the Company’s Corporate Controller for the last seven years, will assume the chief financial officer responsibilities. The Company anticipates taking a charge of approximately $600,000 associated with severance costs to terminated employees as part of the restructuring. In addition, there will be a non-cash charge in connection with the acceleration of non-vested stock awards, which the Company is evaluating. Going forward, the Company anticipates annual cost savings in excess of $1.8 million per year in connection with the expense reductions.

Jim O’Shea commented, “We are very pleased to have SMH and PFG demonstrate continuing strong support for Bioject as evidenced through these additional financings. Since their initial investment in 2004, SMH has assisted us in our business development efforts with their numerous relationships in the life sciences area.”

Mr. Cobbs said, “We are excited about the prospects for Bioject as their family of drug delivery devices continue to gain adoption by the pharmaceutical industry. Further, we remain committed to providing the appropriate resources, including financial and industry contacts, to foster the Company’s success.”

“If the financing transactions announced today are approved at the annual shareholders meeting, we believe we are positioned to achieve operating profitability upon the commercial launch of products in connection with the closing of additional transactions in our business development pipeline without having to access additional capital. We remain optimistic that this will occur within the next 15 to 18 months,” concluded O’Shea.

The Company announced that it will report its financial results for the fourth quarter and year ended December 31, 2005 on March 15, 2006, after the close of financial markets. Management will conduct a conference call on March 16, 2006 at 10:00 AM Eastern Time to review the results. Jim O’Shea and John Gandolfo will host the call.

The convertible notes and warrants issued in connection with the bridge loan and the shares of common stock issuable upon conversion and exercise of those instruments have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. If the Series E Preferred Stock financing is approved by shareholders, the Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in these financings, including the shares of common stock issuable upon conversion of the convertible notes, the shares of common stock issuable upon exercise of warrants issued in connection with the bridge loan and shares of common stock which may be issuable upon conversion of the convertible notes which may be issued to PFG.

About Bioject

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, with operations in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on the development of mutually beneficial agreements with leading pharmaceutical, biotechnology and veterinary companies.

This press release contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of commercialization of products. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the products will not be accepted by the market; uncertainties related to the time required for the Company to complete research and development and obtain necessary clinical data and government clearances; the risk that the Company may be unable to produce its products at a unit cost necessary for the products to be competitive in the market; the risk that the Company may be unable to comply with the extensive government regulations applicable to its business; the risk that the Company may not be able to enter into new development and licensing agreements with strategic partners; the risk that cost savings from the restructuring will not be as great as anticipated; the risk that the Company and PFG may not be able to agree to definitive terms with respect to the PFG convertible debt financing; and the risk that any additional capital that may be needed in the future will not be available in terms acceptable to the Company, if at all. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

Additional Information

The proxy statement relating to approval of the issuance of Series E Preferred Stock to the SMH funds and the issuance of the common stock to PFG that the Company plans to file with the Securities and Exchange Commission and mail to its shareholders will contain information about the Company, the SMH funds, PFG and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the issuance. In addition to receiving the proxy statement and a white proxy card from the Company by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from the Company. This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed issuance. Information regarding any interests that the Company’s executive officers and directors may have in the transactions will be set forth in the proxy statement.